                                  Exhibit 2.1

                                                                  EXECUTION COPY




                  LLC MEMBERSHIP INTERESTS PURCHASE AGREEMENT
                                  BY AND AMONG
                              FTI CONSULTING, INC.

                                      AND

                                MICHAEL POLICANO
                                  ROBERT MANZO



                          DATED AS OF JANUARY 31, 2000

                               TABLE OF CONTENTS

 1.   PURCHASE OF INTERESTS AND RELATED MATTERS...........................    7
      1.1   TRANSFER OF INTERESTS.........................................    7
      1.2   PURCHASE PRICE................................................    7
      1.3   CLOSING BALANCE SHEET.........................................    8
      1.4   LIABILITIES OF THE COMPANY....................................    9
      1.5   ACCOUNTING TERMS..............................................    9
      1.6   EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES...............    9
 2.   CLOSING.............................................................   10
      2.1   LOCATION AND DATE.............................................   10
      2.2   DELIVERIES....................................................   10
 3.   REPRESENTATIONS AND WARRANTIES OF THE MEMBERS.......................   10
      3.1   DUE ORGANIZATION..............................................   11
      3.2   AUTHORIZATION; VALIDITY.......................................   11
      3.3   NO CONFLICTS..................................................   11
      3.4   MEMBERSHIP INTERESTS IN THE COMPANY...........................   12
      3.5   TRANSACTIONS IN MEMBERSHIP INTERESTS..........................   12
      3.6   ABSENCE OF CLAIMS AGAINST COMPANY.............................   13
      3.7   SUBSIDIARIES AND STOCK........................................   13
      3.8   COMPLETE COPIES OF DOCUMENTS..................................   13
      3.9   COMPANY'S FINANCIAL CONDITION.................................   13
     3.10   FINANCIAL STATEMENTS..........................................   13
     3.11   LIABILITIES AND OBLIGATIONS...................................   14
     3.12   BOOKS AND RECORDS.............................................   14
     3.13   BANK ACCOUNTS; POWERS OF ATTORNEY.............................   14
     3.14   ACCOUNTS AND NOTES RECEIVABLE.................................   15
     3.15   PERMITS.......................................................   15
     3.16   LEASED REAL PROPERTY..........................................   15
     3.17   PERSONAL PROPERTY.............................................   16
     3.18   INTELLECTUAL PROPERTY.........................................   17
     3.19   MATERIAL CONTRACTS AND COMMITMENTS............................   18
     3.20   GOVERNMENT CONTRACTS..........................................   19
     3.21   INSURANCE.....................................................   20
     3.22   ENVIRONMENTAL MATTERS.........................................   20
     3.23   LABOR AND EMPLOYMENT MATTERS..................................   21
     3.24   EMPLOYEE BENEFIT PLANS........................................   22

     3.25   TAXES.........................................................   27
     3.26   CONFORMITY WITH LAW; LITIGATION...............................   29
     3.27   RELATIONS WITH GOVERNMENTS....................................   30
     3.28   ABSENCE OF CHANGES............................................   30
     3.29   KEY MAN LIFE INSURANCE........................................   32
     3.30   EMPLOYMENT AGREEMENT..........................................   32
4.   REPRESENTATIONS AND WARRANTIES OF BUYER..............................   32
      4.1   DUE ORGANIZATION..............................................   32
      4.2   AUTHORIZATION; VALIDITY OF OBLIGATIONS........................   33
      4.3   NO CONFLICTS..................................................   33
      4.4   FINANCING.....................................................   33
      4.5   SEC DOCUMENTS; FINANCIAL STATEMENTS...........................   34
      4.6   CAPITAL STOCK OF BUYER........................................   34
      4.7   TRANSACTIONS IN CAPITAL STOCK.................................   34
 5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER........................   35
      5.1   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS....   35
      5.2   NO LITIGATION.................................................   35
      5.3   OPINION OF COUNSEL............................................   35
      5.4   CONSENTS AND APPROVALS........................................   35
      5.5   CHARTER DOCUMENTS.............................................   36
      5.6   EMPLOYMENT AGREEMENTS.........................................   36
      5.7   CLOSING DELIVERIES............................................   36
 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS..................   36
      6.1   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS....   36
      6.2   NO LITIGATION.................................................   36
      6.3   CONSENTS AND APPROVALS........................................   37
      6.4   OPINION OF COUNSEL............................................   37
      6.5   EMPLOYMENT AGREEMENTS.........................................   37
      6.6   REGISTRATION RIGHTS AGREEMENT.................................   37
      6.7   CLOSING DELIVERIES............................................   37
 7.   CERTAIN COVENANTS...................................................   37
      7.1   NOTIFICATION OF CERTAIN MATTERS...............................   37
      7.2   UNPAID TAXES..................................................   38
      7.3   CERTAIN TAX MATTERS...........................................   38

 8.   INDEMNIFICATION.....................................................   40
      8.1   GENERAL INDEMNIFICATION BY THE MEMBERS........................   40
      8.1A  SPECIAL INDEMNIFICATION BY THE MEMBERS........................   41
      8.2   LIMITATION AND EXPIRATION.....................................   41
      8.3   GENERAL INDEMNIFICATION BY BUYER..............................   42
      8.4   LIMITATION AND EXPIRATION.....................................   43
      8.5   INDEMNIFICATION PROCEDURES....................................   44
      8.6   SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS..........   47
      8.7   ARBITRATION...................................................   47
      8.8   SATISFACTION OF INDEMNIFICATION LIABILITIES...................   48
 9.   GENERAL.............................................................   48
      9.1   SUCCESSORS AND ASSIGNS........................................   48
      9.2   ENTIRE AGREEMENT..............................................   48
      9.3   COUNTERPARTS..................................................   49
      9.4   BROKERS AND AGENTS............................................   49
      9.5   EXPENSES......................................................   49
      9.6   SPECIFIC PERFORMANCE; REMEDIES................................   49
      9.7   NOTICES.......................................................   49
      9.8   GOVERNING LAW.................................................   51
      9.9   SEVERABILITY..................................................   51
     9.10   ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS.....................   51
     9.11   AMENDMENT; WAIVER.............................................   51
     9.12   COVENANTS REGARDING EMPLOYMENT AGREEMENTS.....................   51

                                   SCHEDULES:

1.2(a)   Working Capital
1.4(i)   Current Liabilities included in Working Capital
1.4(iii) Equipment Leases to be Assumed
3.1(a)   Jurisdictions Authorized or Qualified to do Business in
3.1(b)   List of Managers and Officers
3.3      No Conflicts
3.4      List of Members
3.7      Subsidiaries and Stock
3.10     Financial Statements
3.11     Liabilities and Obligations
3.13     Bank Accounts; Powers of Attorney
3.14     Accounts and Notes Receivable
3.15     Permits
3.16(b)  Real Property
3.16(c)  Real Property Supplement
3.17(a)  Personal Property
3.19(a)  Current Clients
3.19(b)  Material Contracts
3.19(c)  Canceled Contracts
3.19(d)  Third Party Consents
3.20     Government Contracts
3.21     Insurance
3.22(a)  Hazardous Materials
3.24(b)  Company Plans and Company Benefit Arrangements
3.24(d)  Worker's Compensation Claims
3.24(e)  Key Employees
3.24(f)  Bonus Payments
3.26(b)  Conformity with Law; Litigation
3.28     Absence of Changes
4.7      Transactions in Capital Stock
7.3(a)   Allocation of Purchase Price

                                    EXHIBITS

Exhibit A     Members' Interests and Allocation of Purchase Price
Exhibit B     Form of Restricted Stock Agreement
Exhibit 5.6A  Form of Policano Employment Agreement
Exhibit 5.6B  Form of Manzo Employment Agreement
Exhibit 6.6   Registration Rights Agreement

                  LLC MEMBERSHIP INTERESTS PURCHASE AGREEMENT

     THIS LLC MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 31, 2000, by and among FTI Consulting, Inc., a Maryland corporation ("Buyer"), and Michael Policano ("Policano") and Robert Manzo ("Manzo," and together with Policano, the "Members"), who are the sole members of Policano & Manzo, L.L.C., a New Jersey limited liability company (the "Company").


                                    RECITALS

     A. The Members are the owners of all of the outstanding membership interests (the "Interests") in the Company.

     B. The Members desire to sell to Buyer and Buyer desires to purchase from the Members the Interests, pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

  1. PURCHASE OF INTERESTS AND RELATED MATTERS.

1.1  TRANSFER OF INTERESTS.

     Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.1), Buyer will purchase from the Members, and the Members will sell, transfer and deliver to Buyer, all of the Interests, free and clear of all Liens (as defined below), in consideration of payment of the Purchase Price specified in Section 1.2. For the purposes of this Agreement, "Lien" means any security interest, pledge, encumbrance, lien (statutory or otherwise), charge, security agreement, option, right of first refusal, preemptive right, restriction on transfer or other preferential arrangement of any kind or nature whatsoever.

1.2  PURCHASE PRICE.

           (a) Closing Payment. For purposes of this Agreement, the "Purchase Price" shall be as follows: (i) Buyer shall pay $47,500,000 in cash (the "Closing Payment") to the Members via wire transfer of immediately available funds to an account or accounts designated by the Members at Closing, subject to the Working Capital Adjustment (as defined in this Paragraph (a) below) and in the respective amounts set forth opposite Policano's and Manzo's names on Exhibit A; (ii) Buyer shall issue and deliver 565,000 shares of Buyer's Common Stock to the Members in the respective amounts set forth opposite Policano's and Manzo's names on Exhibit A;

               and (iii) Buyer shall issue and deliver the Restricted
               Stock (as defined in Paragraph (b) below).  For purposes of this
               Section 1.2(a), "Working Capital Adjustment" shall mean the amount by which the Company's working capital as of the Closing ("Working Capital"), as fully set forth on Schedule 1.2(a) hereto, is more or less than $1,500,000.

           (b) Restricted Stock. As additional Purchase Price, the Buyer shall issue at the Closing 250,000 shares of Buyer's Common Stock (the "Restricted Stock") to the Members in the respective amounts set forth opposite Policano's and Manzo's names on Exhibit A. The Restricted Stock shall be issued in accordance with the Restricted Stock Agreement (the "Restricted Stock Agreement") in the form attached as Exhibit B, which shall provide that none of the Restricted Stock may be sold, gifted, endorsed, assigned, pledged, encumbered or otherwise disposed of by the holder before the earlier of (i) January 31, 2004 or (ii) the date upon which there is a Change in Control of Buyer (as defined in the Restricted Stock Agreement).

1.3  CLOSING BALANCE SHEET.

           (a) As promptly as practical (but no later than 20 business days after the Closing Date), the Members shall deliver to Buyer an unaudited balance sheet of the Company as of the opening of business on the Closing Date (the "Closing Balance Sheet") prepared on an accrual basis in accordance with GAAP consistently applied.

           (b) (i) Buyer may dispute the Closing Balance Sheet by notifying the Members in writing setting forth, in reasonable detail to the extent possible, the amount(s) in dispute and the basis for such dispute, within 20 business days of Buyer's receipt of the Closing Balance Sheet. In the event of such a dispute, Buyer and the Members shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amount(s) shall be final, binding and conclusive on Buyer and the Members.

               (ii) If the Members and Buyer do not resolve any such dispute within 10 business days of the date of receipt by the Members of Buyer's written notice of dispute, Buyer and the Members shall, within 3 additional business days, submit any such unresolved dispute to an independent accounting firm of national reputation appointed jointly by Buyer and the Members (neither of which may unreasonably withhold or delay such appointment) (the "Independent Accounting Firm"), which firm shall, within 30 business days of each such submission, resolve such remaining dispute, and such resolution shall be binding and conclusive on Buyer and the Members. The fees and disbursements of the Independent Accounting

               Firm shall be borne by the Members and Buyer in the proportion that the aggregate amount of disputed item submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed item so submitted.

               (iii) The Working Capital, adjusted for the resolution of any and all disputes pursuant to subparagraph (i) or (ii) above, will be deemed to be the Working Capital for purposes of Paragraph (a) above upon the later of (A) the lapse of the 20 day period referred to in subsection (b)(i) above, (B) to the extent any amount is still in dispute, the lapse of the 10 day period referred to in subsection (b)(ii) above or (C) such later date upon which all disputes submitted to the Independent Accounting Firm pursuant to subsection (b)(ii) above have been resolved.

               (iv) The Working Capital Adjustment shall be paid by Buyer to the Members or by the Members to Buyer, as the case may be, in immediately available funds within three business days after the final determination of the Working Capital in accordance with this Section 1.3.

1.4  LIABILITIES OF THE COMPANY.

       At or before the Closing, the Members shall cause the Company to repay all of its liabilities, except: (i) those current liabilities in the categories set forth on Schedule 1.4(i) attached hereto and included within the Company's Working Capital; (ii) the Company's office leases at Park 80 West, Plaza 2, Saddle Brook, New Jersey and HQ Loop-Suite 1400, 70 W. Madison, Chicago, Illinois, and (iii) those equipment leases set forth on Schedule 1.4(iii) attached hereto.

1.5  ACCOUNTING TERMS.

       Except as otherwise expressly provided herein or in the schedules to this Agreement (the "Schedules"), all accounting terms used in this Agreement shall be interpreted, and all financial statements, Exhibits, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles ("GAAP") consistently applied.

1.6  EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES.

       The representations and warranties of the parties set forth in Articles 3 and 4 hereof shall be effective as of the Closing Date unless they specifically refer to an earlier date.

  2.  CLOSING.

2.1  LOCATION AND DATE.

          The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. at the offices of Wolff & Samson, P.A., 280 Corporate Center, 5 Becker Farm Road, Roseland, New Jersey 07068, on or before January 31, 2000, provided, that, all conditions to Closing have been satisfied or waived, or at such other time, place and date as Buyer and the Members may mutually agree upon, which date is referred to herein as the "Closing Date."

2.2  DELIVERIES.

           (a) The Members shall deliver to Buyer the following at the Closing:
               (i) duly executed Assignments of Membership Interest in Limited Liability Company, together with other instruments of transfer and any other documents that are necessary to transfer to Buyer good and marketable title to the Interests, free and clear of all Liens; (ii) resignations of the Members as Managers of the Company; (iii) duly executed Restricted Stock Agreement and Registration Rights Agreement; (iv) a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treas. Reg. Section 1.1445-2(b)(2); and (v) all other documents, certificates, instruments or writings required to be delivered by the Members or the Company at or prior to the Closing pursuant to Article 5 of this Agreement.

           (b) Buyer shall deliver to the Members at the Closing: (i) the Closing Payment in immediately available funds; (ii) duly executed Restricted Stock Agreement and Registration Rights Agreement; (iii) stock certificates representing the shares transferred hereunder; and (iv) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to Article 6 of this Agreement.


  3.  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS.

     To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Members, jointly and severally, represents and warrants to Buyer, except as required to be disclosed on a specific Schedule provided in connection herewith, as follows:

3.1  DUE ORGANIZATION.

       The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is duly authorized and qualified to do business and to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted under all applicable material laws, regulations, ordinances and orders of public authorities. Schedule 3.1(a) hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. Except as set forth on Schedule 3.1(a), the Company is in good standing as a foreign entity in each jurisdiction in which the conduct of its business requires it to be so qualified or otherwise authorized to transact business, other than such jurisdictions where the failure to be so qualified or otherwise authorized to transact business would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect" means any effect that is or reasonably could be materially adverse to the financial condition, assets, liabilities, current business, business prospects or results of operations or property of a person or entity; provided, however, that the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) any adverse effect directly arising from or directly relating to general business or economic conditions; (ii) any adverse effect directly arising from or directly relating to conditions affecting the national or regional litigation, fraud investigation, government contract, strategic advisory or turnaround consulting business; and (iii) any adverse effect directly arising from or directly relating to the announcement or pendency of any of the transactions contemplated hereby or any of the other transaction documents executed in connection herewith. The Company has made available to Buyer true, complete and correct copies of its Certificate of Formation and Operating Agreement (collectively, the "Charter Documents"). The Company is not in violation of any provision of its Charter Documents. The minute books of the Company has been made available to Buyer and are complete and accurate in all material respects. Schedule 3.1(b) contains a complete and accurate list of the managers and officers of the Company.

3.2  AUTHORIZATION; VALIDITY.

       Each of the Members has the full legal right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of each of the Members, enforceable against each of them in accordance with its terms, subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors' rights generally from time to time in effect and as to enforceability, general equitable principles.

3.3  NO CONFLICTS.

       Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

           (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

           (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which any of the Company or the Members is a party or by which any of the Company or the Members is bound, or result in the creation or imposition of any Lien, charge or encumbrance on any of the Company's properties or the Interests pursuant to: (i) any law or regulation to which the Company or the Members or any of the Company's properties is subject, or (ii) any judgment, order or decree to which any of the Company or the Members is bound or any of the Company's properties is subject, except where such conflicts or defaults would not, individually or in the aggregate, have a Material Adverse Effect;

           (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company or either of the Members, except where such terminations or impairments would not, individually or in the aggregate, have a Material Adverse Effect; or

           (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which any of the Company or the Members is subject or by which any of the Company or the Members is bound, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

3.4  MEMBERSHIP INTERESTS IN THE COMPANY.

       The Interests are the only membership interests in the Company. The Interests have been duly issued in accordance with the Charter Documents and are owned of record and beneficially by the Members, free and clear of all Liens. The Interests were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of the Interests was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the Interests, except as set forth in the Charter Documents. Schedule
3.4 sets forth the percentage ownership of the Company represented by Policano's and Manzo's respective ownership of the Interests.

3.5  TRANSACTIONS IN MEMBERSHIP INTERESTS.

       No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue or sell any membership interests, or by which any membership interests may otherwise become outstanding. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the Interests or any portion thereof or to make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will become the record and beneficial owner of all outstanding membership interests of the Company.

3.6  ABSENCE OF CLAIMS AGAINST COMPANY.

       None of the Members has any claims of any kind against the Company other than claims for expenses reimbursement and the like incurred in the ordinary course of business. The Members have not assigned any such claims to any third party.

3.7  SUBSIDIARIES AND STOCK.

       The Company has no subsidiaries. Except as set forth in Schedule 3.7, the Company does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation or other business entity, and except as set forth on Schedule 3.7, the Company is not participating, directly or indirectly, in any joint venture, partnership or similar entity.

3.8  COMPLETE COPIES OF DOCUMENTS.

       The Company has made available to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is disclosed to in the Schedules or that has been requested in writing by Buyer.

3.9  COMPANY'S FINANCIAL CONDITION.

       The Company had revenues of at least $21,000,000 and earnings before the Members' compensation of at least $13,700,000 for the twelve months ended December 31, 1999, each in accordance with GAAP, consistently applied.

3.10  FINANCIAL STATEMENTS.

       Schedule 3.10 includes (a) true, complete and correct copies of the Company's audited balance sheets as of December 31, 1997 and 1998 (the end of its most recent completed fiscal year), and income statements for the years ended December 31, 1997 and 1998 (collectively, the "Audited Financials"), and
(b) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of September 30, 1999 (the "Balance Sheet Date") and unaudited income statement, for the nine months then ended (collectively, the "Interim Financials," and together with the Audited Financials, the "Company Financial Statements"). The Audited Financials and the Interim Financials have been prepared from the books and records of the Company, and except as set forth in the notes thereto or in Schedule 3.10, in accordance with GAAP consistently applied and present fairly the financial condition and results of operations of the Company as of and for the periods presented.

Since the date of the Audited Financials, there have been no material changes in the Company's accounting policies.

3.11  LIABILITIES AND OBLIGATIONS.

           (a) Except as set forth on Schedule 3.11, the Company is not liable for, nor subject, to any liabilities except for: (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged; (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically required to be disclosed on one of the Schedules to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities individually or in the aggregate, have not had, or are not likely to have, a Material Adverse Effect.

           (b) For purposes of this Section 3.11, the term "liabilities" shall include, without limitation, any direct or indirect liability, advance retainers from clients, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense or obligation, either accrued, absolute, contingent, mature or unmature, and whether fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured.


3.12  BOOKS AND RECORDS.

       The Company has made and kept books and records and accounts, which fairly reflect its activities. The Company has not engaged in any transaction, maintained any bank account or used any of its funds except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

3.13  BANK ACCOUNTS; POWERS OF ATTORNEY.

       Schedule 3.13 sets forth a complete and accurate list as of the date of this Agreement of:

           (a) the name of each financial institution in which the Company has any account or safe deposit box;

           (b) the names in which such accounts or boxes are held;

           (c) a brief description of the type of account;

           (d) the name of each person authorized to draw thereon or have access thereto; and

           (e) the name of each person, corporation, firm or other entity, if any, holding a general or special power of attorney from the Company and a brief description of the terms of such power of attorney.

3.14  ACCOUNTS AND NOTES RECEIVABLE.

       The Company has delivered to Buyer a complete and accurate list, as of December 31, 1999, of its accounts and notes receivable (including without limitation billed and unbilled accounts receivable from and advances to employees and the Members), which includes an aging of all accounts and notes receivable and shows amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from services actually performed in the ordinary course of business. The Accounts Receivable, (i) are reflected in the Interim Balance Sheets and (ii) have been accounted for in the Audited Financials in accordance with GAAP consistently applied. Except as set forth on Schedule 3.14, to the Members' Knowledge (as defined below in this Section 3.14) there is no contest, claim, or right of set-off under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. For purposes of this Agreement, the term "Knowledge" shall mean the actual knowledge of the Members following reasonable inquiry.

3.15  PERMITS.

       Except as set forth on Schedule 3.15, the Company owns or holds all material licenses, franchises, permits and other governmental authorizations necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid and in full force and effect, and the Company has not received any written notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former member, officer, manager or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the material requirements, standards, criteria and conditions set forth in the Permits and other applicable material orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, by any Permit, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

3.16  LEASED REAL PROPERTY.

           (a) For purposes of this Agreement, "Real Property" means all interests in real property, including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, leased, used or enjoyed by the Company, together with any additions thereto or replacements thereof. The Company owns no Real Property.

           (b) Schedule 3.16(b) contains a complete and accurate description of all real properties leased by the Company (including street address, owner, landlord and the Company's use thereof) (the "Leased Real Property").

           (c) Except as set forth in Schedule 3.16(c):

               (i) The Company has a valid leasehold interest in all Leased Real Property.

               (ii) The Company has obtained all material approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Leased Real Property.

               (iii) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases any Real Property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Buyer with true and complete copies of all of the Leases. The Company's interests under the Leases are free of all Liens.

               (iv) Except as set forth on Schedule 3.16, none of the Leases requires the consent or approval of any party thereto in connection with consummation of the transactions contemplated hereby.

3.17  PERSONAL PROPERTY.

           (a) Schedule 3.17(a) sets forth a complete and accurate list of all tangible personal property included on the Interim Balance Sheet and owned or leased by the Company with an individual current book value in excess of $10,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to whether any assets are currently owned by the Members and leased to the Company.

           (b) Except for restrictions or limitations contained in financing statements with respect to tangible personal property, the Company currently owns or has a valid lease or license all tangible personal property necessary to conduct its business and operations as currently being conducted.

           (c) All of the material equipment of the Company, including that listed on Schedule 3.17(a), is in reasonably good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.17(a) are in full force and effect and constitute valid and binding agreements of the Company and, to the Knowledge of the Members, all other parties thereto, and the Company is not in material breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under the Leases or an agreement listed on Schedule 3.17(a).

3.18  INTELLECTUAL PROPERTY.

           (a) The Company is the true and lawful owner of its name and has duly registered its name with its jurisdiction of organization. Other than the Company's name, the Company does not own, use, license or otherwise possess legally enforceable rights to use, any registered or unregistered Marks. For purposes of this Section 3.18, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and service marks in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

           (b) Except as set forth on Schedule 3.18(b) and with respect to commercial royalty-free software licenses issued to the Company in the ordinary course of business, the Company does not own, use, license or otherwise possess legally enforceable rights to use, any Patents or Copyrights. For purposes of this Section 3.18, the term "Patent" shall mean any United States or foreign patent as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county as well as any application for a United States or foreign copyright registration made by the Company.

           (c) Except as set forth on Schedule 3.18(c), the Company does not own or use, and is not licensed to operate under or use, any trade names, trade secrets, franchises, technology, proprietary rights, know-how, or similar rights (collectively, "Other Rights") in connection with the operation of its business.

           (d) Marks, Patents, Copyrights and Other Rights are referred to collectively herein as the "Intellectual Property." Intellectual Property not owned by the Company is referred to herein collectively as "Third Party Intellectual Property." Except as set forth on Schedule 3.18(d), the Company has no obligation to compensate any person for the use of any Intellectual Property.

           (e) Neither of the Members nor the Company is, nor will any of them be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in violation of any Third Party Intellectual Property license, sublicense or agreement. No claims with respect to any Third Party Intellectual Property are currently pending or, to the knowledge of the Members, threatened by any person, nor, to the Members' knowledge, do any grounds for any claims exist: (i) to the effect that the services provided by the Company, or the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; or (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted. The Company has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, patents, trademarks, service marks, or copyrights and which has not been finally terminated, or been informed or notified in writing by any third party that the Company may be engaged in such infringement, and the Members have no knowledge of any infringement liability with respect to, or infringement by, the Company of any trade secret, patent, trademark, service mark, or copyright of another.

3.19  MATERIAL CONTRACTS AND COMMITMENTS.

           (a) Schedule 3.19(a) sets forth a complete and accurate list of all clients of the Company ("Current Clients") who have executed engagement letters ("Engagement Letters") with the Company as of December 31, 1999, indicating, where applicable, the referral source therefor.

           (b) Schedule 3.19(b) contains a complete and accurate list of all Material Contracts (as defined in this Paragraph (b)) not disclosed in any other Schedule to this Agreement. The term "Material Contract" means any contract, commitments, instruments, or agreements written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company, the Members or any affiliate of the Company or either of the Members, or any officer or manager of the Company is a party ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $10,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $10,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered to Buyer true, complete and correct copies of each of the Material Contracts.

           (c) Except to the extent set forth on Schedule 3.19(c), (i) no Current Client has canceled or reduced or, to the knowledge of the Members, is currently attempting or threatening to cancel or reduce, any services to be provided by the Company under an Engagement Letter, except in the ordinary course of business,
               (ii) the Company has complied in all material respects with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iii) there are no Material Contracts that were not negotiated at arm's length. Except as described on Schedule 3.19(c), the Company has not received any material written customer complaints concerning its products and/or services.

           (d) Each Material Contract is valid and binding on the Company and is in full force and effect and, to the Members' Knowledge, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or prior to the Closing Date will obtain, all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 3.19(d).

3.20  GOVERNMENT CONTRACTS.

           (a) Except as set forth on Schedule 3.20, the Company is not a party to any government contracts.

           (b) The Company has never been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Members, has any suspension or debarment action been threatened or commenced.

3.21  INSURANCE.

       Schedule 3.21 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workers' compensation claims received for the past two policy years. The Company has made available to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid, and the Company is in full compliance with the material terms of such policies. To the Members' Knowledge, such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the Knowledge of the Members, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

3.22  ENVIRONMENTAL MATTERS.

           (a) Hazardous Material. Other than as set forth on Schedule 3.22(a), no underground or aboveground storage tanks and no amount of any substance that has been designated by any governmental entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, friable asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as hazardous wastes pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office, maintenance, janitorial and other supplies customarily used in the operation of offices and properly and safely maintained (a "Hazardous Material"), are present on the Leased Real Property.

           (b) Hazardous Materials Activities. (i) The Company has not transported, stored, used, manufactured, disposed of or released, or exposed their employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor
               (ii) has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) Permits and Compliance. The Company currently is not required to hold any environmental approvals, permits, licenses, clearances or consents (the "Environmental Permits") to conduct its business.

           (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Members, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. To the Members' Knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, give rise to any environmental claim against the Company, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

3.23  LABOR AND EMPLOYMENT MATTERS.

       With respect to employees of and service providers to the Company:

           (a) The Company is and at all times has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

           (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company or, to the Members' knowledge, threatened, before the National Labor Relations Board or any other comparable authority; and

           (c) all persons classified by the Company as independent contractors satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

3.24  EMPLOYEE BENEFIT PLANS.

           (a)  Definitions:

               (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice to provide benefits, other than salary, as compensation for services rendered, to present or former managers, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, managers, or agents.

               (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former managers, employees, or agents of the Company.

               (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is or might be obligated to make payments, in each case with respect to any present or former employees of the Company. Company Plan includes any Qualified Plans that covered employees of the Company and that were terminated on or after January 1, 1989.

               (iv) "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

               (vi) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

               (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

               (viii) "Qualified Plan" means any Company Plan that meets, purports to meet, or is intended to meet, the requirements of Section 401(a) or Section 408(k) of the Code.

               (ix) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

           (b) Schedule 3.24(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.24(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

           (c) With respect to each Employee Benefit Plan and Benefit
               Arrangement:

               (i) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to Buyer: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; all summaries of material modifications thereto, and the most recent actuarial reports and Statement of Financial Accounting Standards Nos. 87, 106, and 112 reports; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all material reports and test results received within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than individual account records) or prepared by employees of the Company or its ERISA Affiliates; (G) all notices that were given within the three years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; (H) employee manuals or handbooks containing personnel or employee relations policies; and (I) Form 5305-SEP;

               (ii) the Company's Simplified Employee Plan ("SEP") is the Company's only Qualified Plan. The Company has not maintained or contributed to another Qualified Plan. The Company's SEP was set up by using IRS Form 5305-SEP and complies with all requirements and instructions to such form, including the requirement of establishing IRAs underlying the SEP with a bank, insurance company or other qualified financial institution, as defined in Section 408 of the Code. The IRAs underlying the SEP are model IRAs established on an IRS form or a master or prototype IRA for which the IRS has issued a favorable opinion letter. Nothing has occurred with respect to the design or operation of any Qualified Plans that could adversely affect its status or cause the imposition of any material liability, lien, penalty, or tax under ERISA or the Code;

               (iii) the Company has not sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of their assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

               (iv) each Company Plan and each Company Benefit Arrangement has been maintained materially in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

               (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that is not a Company Plan or Company Benefit Arrangement that would, if successful, result in liability of the Company or the Members, and no claims or lawsuits have been asserted, instituted or, to the Knowledge of the Members, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or, to the Members' Knowledge, by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. No Company Plan and Company Benefit Arrangement is now under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company's Simplified Employee Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

               (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities that would not occur without the transactions contemplated by this Agreement;

               (vii) with respect to each Company Plan, there has been no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by
                      Section 406 of ERISA or, to the Knowledge of the Members, breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any material liability for the Company or any Member, officer, or employee of the Company;

               (viii) all material reporting, disclosure, and notice
                      requirements of ERISA and the Code have been satisfied with respect to each Company Plan and each Company Benefit Arrangement;

               (ix) payment has been made of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the time required by law for such withholding;

               (x) the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in
                      Section 501(c)(9);

               (xi) to the Knowledge of the Members, no statement, either written or oral, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit

                      Arrangement and that could have an adverse economic consequence to the Company;

               (xii) the Company has no liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Plan or Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been sponsored or maintained) by any ERISA Affiliate;

               (xiii) all of the Company's group health plans have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

               (xiv) no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

           (d) Schedule 3.24(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims against the Company for the last three fiscal years.

           (e) Schedule 3.24(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Company and the compensation that they reasonably can be expected to earn in 1999, and lists all employment agreements with such persons and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof.

           (f) Except as set forth on Schedule 3.24(f), the Company has not declared or paid any bonus or other incentive compensation in contemplation of the transactions contemplated by this Agreement.

3.25  TAXES.

           (a) For purposes of this Agreement:

               (i) "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause
                      (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

               (ii) The term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

           (b)

               (i) All Tax Returns required to be filed on or before the date hereof by or on behalf of the Company have been filed, and such Tax Returns are true, correct, and complete in all material respects.

               (ii) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

               (iii) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheets, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

               (iv) There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company in respect of any Tax.

               (v) The Company and the Members have a taxable year ending on December 31 in each year.

               (vi) The Company has not agreed to, and will not be required to, make any tax adjustments as a result of a change in accounting methods.

               (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. Neither the Company nor either Member has any knowledge of a challenge by the Internal Revenue Service or other governmental authority as to the Company's treatment of any person as an independent contractor rather than an employee.

               (viii) The Company has not requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, and all Tax Returns of the Company for the preceding three years have been made available to and delivered to Buyer.

               (ix) There are (and as of immediately following the Closing, there will be) no Liens on the assets of the Company relating or attributable to Taxes, other than liens for Taxes not yet due and payable.

               (x) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its businesses.

               (xi) None of the Company's assets is treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (xii) There are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

               (xiii) Neither the Company nor either Member has filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xiv) The Company has never been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xv) Neither the Company nor either Member is, nor have any of them ever been, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither Company has assumed the tax liability of any other person under contract.

               (xvi) The Company is not, and never has been, a member of an affiliated group filing a consolidated federal income Tax Return. The Company has no interest in any corporation with respect to which the Company owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the managers.

               (xvii) The Company has no liability for the Taxes of any
                      individual or entity other than itself under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (xviii) The Company is not a party to any joint venture,
                      partnership or other arrangement that is treated as a partnership for federal income tax purposes.

               (xix) The Company has validly elected to be treated as a partnership for tax purposes at all times since its formation in March 5, 1990, and such election will remain effective up to and including the Closing Date, except as affected by consummation of the transactions contemplated herein.

               (xx) Each of the Members has filed all Tax Returns he is required to file, has duly reported thereon all items of income and loss applicable to his Interest in the Company and has duly paid all Taxes on account of such income and loss.

3.26  CONFORMITY WITH LAW; LITIGATION.

           (a) The Company has conducted its business in material compliance with applicable laws and regulations and with any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it.

           (b) Except as set forth on Schedule 3.26(b), there are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Members, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

3.27  RELATIONS WITH GOVERNMENTS.

       The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

3.28  ABSENCE OF CHANGES.

       Except as set forth on Schedule 3.28, since December 31, 1998, the Company has conducted its business in the ordinary course and there has not been:

           (a) any change, by itself or together with other changes, that has affected adversely, or is likely to have a Material Adverse Effect;

           (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Company's properties or business;

           (c) any change in the Company's membership interests or any change in the ownership of the Interests or any grant of any options, warrants, calls, conversion rights or commitments with respect to membership interests in the Company;

           (d) any declaration or payment of any distribution in respect of the Interests, or any direct or indirect redemption, purchase or other acquisition of any of the membership interests in the Company;

           (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, managers, members, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

           (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had, or reasonably could be expected to have, a Material Adverse Effect on the Company;

           (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Company to any person, including without limitation the Members or their affiliates;

           (h) any cancellation, or agreement to cancel, forgive or release any indebtedness or other obligation owing to the Company, including without limitation, any indebtedness or obligation of the Members or their affiliates except in the ordinary course of business, none of which has affected adversely, or is likely to have a Material Adverse Effect;

           (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the Company's ordinary course of business;

           (k) any waiver of any material rights or claims of the Company;

           (l) any breach, amendment or termination of any Material Contract, Permit or other right to which the Company is a party;

           (m) any transaction by the Company outside the ordinary course of business;

           (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $50,000;

           (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

           (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

           (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $50,000;

           (r) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

           (s) the commencement or notice or, to the knowledge of the Members, any threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or its business or affairs; or

           (t) negotiation or agreement by the Company or any officer, manager or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

3.29  KEY MAN LIFE INSURANCE.

       Each Member, severally and not jointly, represents that to his Knowledge, he is insurable for key man life insurance purposes at regular, non-smoker rates.

3.30  EMPLOYMENT AGREEMENT.

       Each Member, severally and not jointly, represents that he will enter into his Employment Agreement with the Company in good faith with the full intention of devoting his full time and efforts to Buyer's business for the entire term of such agreement and is not aware of any circumstance or reason that would preclude him from the foregoing.

  4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

       To induce the Members to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Members as follows:

4.1  DUE ORGANIZATION.

       Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable material laws, regulations, ordinances and orders of public authorities to carry on its respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a Material Adverse Effect on Buyer.

4.2  AUTHORIZATION; VALIDITY OF OBLIGATIONS.

       The representatives of Buyer executing this Agreement have all requisite corporate power and authority to enter into and bind Buyer to the terms of this Agreement. Buyer has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. As of the date hereof and as of the Closing Date, the execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Buyer, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

4.3  NO CONFLICTS.

       The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

           (a) conflict with, or result in a breach or violation of the Charter or Bylaws of Buyer;

           (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer is a party or by which Buyer is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer's properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject, except where such conflicts or defaults would not, individually or in the aggregate, have a Material Adverse Effect;

           (c) result in termination or impairment of any permit, license, franchise, contractual right or other authorization of Buyer, except where such terminations or impairments would not, individually or in the aggregate, have a Material Adverse Effect; or

           (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer is subject, or by which Buyer is bound, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

4.4  FINANCING.

       Buyer shall have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Closing Payment.

4.5  SEC DOCUMENTS; FINANCIAL STATEMENTS.

           (a) Buyer has made available to the Members copies of each registration statement, report, proxy statement, information statement or schedule filed with the SEC by Buyer since its initial public offering (the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable. Except to the extent that information contained in the Buyer SEC Documents have been revised or superseded by a later-filed Buyer SEC Document filed and publicly available before the date of the Agreement, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

           (b) As of their respective dates, the consolidated financial statements included in the Buyer SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as indicated therein or in the notes thereto) and fairly presented Buyer's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

4.6  CAPITAL STOCK OF BUYER.

       The authorized capital stock of Buyer consists of 16,000,000 shares of common stock, par value $.01 per share, of which 4,965,097 shares were issued and outstanding as of January 24, 2000, and 4,000,000 shares of preferred stock, par value $.01 per share, of which none are issued and outstanding. All outstanding shares were offered, issued, sold and delivered by Buyer in compliance with all applicable state and federal laws concerning the issuance of securities.

4.7  TRANSACTIONS IN CAPITAL STOCK.

       Except as set forth on Schedule 4.7, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate Buyer to issue or sell, or by which any shares of capital stock may otherwise become outstanding. Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

  5.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

     The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

5.1  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.

       All of the representations and warranties of the Members contained in this Agreement shall be true, correct and complete on and as of the Closing Date except for changes arising from the conduct of the Company's business in the ordinary course, none of which changes individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Members on or before the Closing Date shall have been duly complied with, performed or satisfied; and certificates to the foregoing effects dated the Closing Date and signed by the Members shall have been delivered to Buyer.

5.2  NO LITIGATION.

       No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Interests or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against the Company, the Members or the Company's properties or any of its officers or managers that has had or is likely to have a Material Adverse Effect on the Company.

5.3  OPINION OF COUNSEL.

       Buyer shall have received an opinion from Wolff & Samson, P.A., counsel to the Members and the Company, dated the Closing Date, in a form reasonably satisfactory to counsel for Buyer.

5.4  CONSENTS AND APPROVALS.

       All necessary consents of and filings with any governmental authority or agency or third party, relating to the consummation by the Members of the transactions contemplated hereby shall have been obtained and made.

5.5  CHARTER DOCUMENTS.

       The Members shall have delivered to Buyer copies of the Company's Charter Documents, certified in the case of its Certificate of Formation by an appropriate authority in the state of its organization and dated a date no earlier than five business days before the Closing Date.

5.6  EMPLOYMENT AGREEMENTS.

       The Members shall each have executed and delivered an employment agreement (each an "Employment Agreement" and collectively, the "Employment Agreements") substantially in the form attached hereto as Exhibits 5.6A and 5.6B.

5.7  CLOSING DELIVERIES.

       The Members shall have made the deliveries to Buyer as are called for by
Section 2.2 of this Agreement.

  6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS.

     The obligations of the Members to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

6.1  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.

     All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date, except for changes arising from the conduct of the Buyer's business in the ordinary course, none of which changes individually or in the aggregate has had or is likely to have a Material Adverse Effect; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or a Vice President of Buyer shall have been delivered to the Members.

6.2  NO LITIGATION.

     No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Buyer, its properties or any of its officers, that has had or is likely to have a

Material Adverse Effect on the Buyer and its subsidiaries (including the Company) taken as a whole.

6.3  CONSENTS AND APPROVALS.

     All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by Buyer of the transactions contemplated herein shall have been obtained and made.

6.4  OPINION OF COUNSEL.

     The Members and the Company shall have received an opinion from Piper Marbury Rudnick & Wolfe LLP, counsel to Buyer, dated the Closing Date, in a form reasonably satisfactory to counsel for the Members.

6.5  EMPLOYMENT AGREEMENTS.

     Buyer shall have executed and delivered the Employment Agreements substantially in the forms attached hereto as Exhibit 5.6A and 5.6B.

6.6  REGISTRATION RIGHTS AGREEMENT.

     Buyer shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit 6.6.

6.7  CLOSING DELIVERIES.

     Buyer shall have made the deliveries to the Members as are called for by
Section 2.2 of this Agreement.

  7.   CERTAIN COVENANTS.

7.1  NOTIFICATION OF CERTAIN MATTERS.

     Each party hereto shall give prompt notice to the other parties hereto of
(a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any of its representations or warranties contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this
Section 7.1 shall not, without the express written consent of the other parties be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in

Articles 5 and 6, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.2  UNPAID TAXES.

     The Members jointly and severally covenant and agree promptly to reimburse Buyer on demand for any amount by which the Company's liabilities for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Company's books and records on the Closing Date, provided, however, that the Members shall have the right, in their sole and absolute discretion and at their own expense, to control the contest of any audit litigation or other proceeding associated therewith; provided further that Buyer and counsel of its own choosing shall have the right, at its own expense, to participate fully in all aspects of such audit, litigation or other proceeding; and provided further that the Members shall not settle any such audit, litigation or other proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.3  CERTAIN TAX MATTERS.

          (a) Allocation of Purchase Price. Buyer and the Members agree that the Purchase Price and the liabilities of Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on Schedule 7.3(a) attached hereto. Buyer and the Members will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          (b) Tax Periods Ending on or Before the Closing Date. The Members shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. The Members shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to them for such periods. Buyer shall cooperate with the Members, at their expense, in prosecuting any refund claim that may be made by them after the Closing Date due to a tax loss by the Company for any period (or portion thereof) ending on or prior to the Closing Date, and the amount of any refund claim shall be paid to the Members if received by Buyer.

          (c)  Cooperation on Tax Matters.

               (i) Buyer and the Members will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Members agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Members, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Members, as the case may be, shall allow the other party to take possession of such books and records. Notwithstanding the foregoing, the Members shall have the right, at their sole and absolute discretion and at their own expense, to control the contest of any audit, litigation or other proceeding which applies, in whole or in part, to a taxable period for which the Members are providing indemnification pursuant to this Agreement; provided, that, Buyer and counsel of its own choosing shall have the right, at its own expense, to participate fully in all aspects of such audit, litigation or other proceeding; and provided further that the Members shall not settle any such audit, litigation or other proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

               (ii) Buyer and the Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state or municipal transfer tax), shall be paid by the Members when due, and the Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

  8.  INDEMNIFICATION.

8.1  GENERAL INDEMNIFICATION BY THE MEMBERS.

     The Members, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Buyer and its officers, directors, employees, successors and affiliates, including without limitation, the Company (individually, an "FTI Indemnified Party" and collectively, the "FTI Indemnified Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the FTI Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of the Members set forth in this Agreement (except under Section 3.30) or any Schedule or certificate delivered by or on behalf of any of the Members in connection herewith; or

               (ii) any material breach or nonfulfillment of any covenant or agreement on the part of the Members in this Agreement (except under Section 9.12) or in any other agreement which either of the Members executed and delivered to FTI or the Company in connection with the transactions described in this Agreement, including, without limitation, the Employment Agreements; or

               (iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's officers, managers, members, employees or agents prior to the Closing Date, except as otherwise disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement; or

               (iv) any liability of the Company for Taxes in excess of the amount of the current liability accruals for such Taxes (excluding reserves for deferred Taxes) for any Taxable period or portion thereof ending on or before the Closing Date; or

               (v) any litigation or other claims of any kind brought against the Company arising out of acts or omissions of the Company or the

                      Members prior to Closing, including, without limitation, those matters set forth on Schedule 3.26(b); or

               (vi) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

8.1A  SPECIAL INDEMNIFICATION BY THE MEMBERS.

     The Members, severally and not jointly, covenant and agree to indemnify, defend, protect and hold harmless the FTI Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by the FTI Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, a breach of Section 3.30 or Section 9.12 or the failure of any Member to remain an employee of the Company from the Closing Date through and including the fourth anniversary date of this Agreement; provided, however, no Member shall be required to indemnify the FTI Indemnified Parties if the Member resigns from the Company for good reason (as defined in the Employment Agreement), if the Company terminates a Member's employment without cause (as defined in the Employment Agreement) or if the Member's employment terminates as a result of the Member's death or disability (as defined in the Employment Agreement).

8.2  LIMITATION AND EXPIRATION.

     Notwithstanding the above:

          (a) there shall be no liability for indemnification under Section 8.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $100,000 (the "Indemnification Deductible"); provided, however, that the Indemnification Deductible shall not apply to (i) Damages arising out of any breaches of the covenants of the Members set forth in this Agreement or representations made in Sections 3.4 (membership interests in the Company), 3.5 (transactions in membership interests), 3.24 (employee benefit plans) or 3.25 (taxes), or (ii) Damages described in Section 8.1
               (iii) or (iv); and further provided that if the aggregate amount of Damages exceeds the Indemnification Deductible, then the Members shall indemnify the FTI Indemnified Parties for the amount of Damages above the Indemnification Deductible, but in no event greater than the "Indemnification Limit" (as defined herein). For purposes of this Section 8.2, "Indemnification Limit" shall initially be $9,000,000, which amount shall be reduced by $3,000,000 on each anniversary of the Closing Date; provided, however, for the purposes of Section 8.1A only, the term "Indemnification Limit" shall mean $4,500,000 with regard to each Member and shall not be subject to reduction.

          (b) the aggregate amount of the Members' liability under this Article 8 shall not exceed $9,000,000;

          (c) the indemnification obligations under this Article 8 shall terminate as applicable in accordance with clause (i), (ii) or
               (iii) of this Section 8.2(c):

               (i)(1) except as otherwise specified in this Section 8.2(c), the third anniversary of the Closing Date; (2) with respect to representations, warranties and covenants contained in Sections 3.24 (employee benefit plans) and 3.25 (taxes) and the indemnifications set forth in Section 8.1(iv) or
                      (v), on (A) the date that is sixty days after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof) with respect thereto, or (B) if there is no applicable statute of limitation, (x) three years after the Closing Date; (3) with respect to representations and warranties contained in Section 3.22 (environmental matters), ten years after the Closing Date; (4) with respect to representations and warranties contained in Section 3.30 (employment agreement) or any breach or nonfulfillment of any covenant or agreement described in Section 8.1(ii), four years after the Closing Date; and (5) with respect to the indemnity provided for in Section 8.1A, four years after the Closing Date;

               (ii) the final resolution of claims or demands (a "Claim") pending as of the relevant dates described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims"); and

              (iii) with respect to representations and warranties contained in Section 3.4 (membership interests in the Company) and
                      Section 3.5 (transactions in membership interests), there shall be no limitation.

8.3  GENERAL INDEMNIFICATION BY BUYER.

     Buyer and the Company covenant and agree to indemnify, defend, protect and hold harmless the Members and their respective successors and assigns (individually, a "P&M Indemnified Party" and collectively, the "P&M Indemnified Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the P&M Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of Buyer set forth in this Agreement or any schedule or certificate delivered by or on behalf of any of Buyer in connection herewith; or

              (ii) any nonfulfillment of any covenant or agreement on the part of Buyer or, after the Closing Date, the Company, in this Agreement; or

              (iii) the business, operations or assets of Buyer, or the acts or omissions of Buyer's managers, officers, employees or agents in the performance of their duties for or on behalf of Buyer, prior to the Closing Date, and the business, operations or assets of the Company after the Closing Date; or

               (iv) except as provided in Section 7.2, any liability for Taxes on account of the Company's business and operations for any Taxable period or portion thereof ending after the Closing Date; or

               (v) any litigation or other claims of any kind brought against the Company and/or the Members arising out of acts or omissions of the Company or Buyer after the Closing.

               (vi) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.3. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not be liable to the Members for any Damages arising out of the actions or omissions of any Member, except as otherwise provided for under Buyer's or the Company's Charter Documents or applicable state law with respect to the Members' conduct for or on behalf of the Company or Buyer after the Closing Date.

8.4  LIMITATION AND EXPIRATION.

     Notwithstanding the foregoing:

          (a) there shall be no liability for indemnification under Section 8.3 unless, and solely to the extent that, the aggregate amount of Damages exceeds the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to
               (i) Damages arising out of any breaches of the covenants of the Buyer set forth in this Agreement or representations made in Sections 4.6 (capital stock of Buyer) or 4.7 (transactions in capital stock), or (ii) Damages described in Section 8.3(iii),
               (iv) or (v); and further provided that if the aggregate amount of Damages exceeds the Indemnification Deductible, then Buyer shall indemnify the Members for the amount of Damages above the Indemnification Deductible, but in no event greater than the Indemnification Limit;

          (b) the aggregate amount of Buyer's liability under this Article 8 shall not exceed the Indemnification Limit;

          (c) the indemnification obligations under this Article 8 shall terminate, as applicable, in accordance with clause (i), (ii) or
               (iii) of this Section 8.4(c):

               (i)(1) except as to matters set forth in clause (i)(2) of this
                      Section 8.4(c), the third anniversary of the Closing Date;
                      (2) with respect to the indemnifications set forth in
                      Section 8.3.(iv) or (v), on (A) the date that is sixty (60) days after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof with respect thereto), or
                      (B) if there is no applicable statute of limitation, (x) three (3) years after the Closing Date;

               (ii) the final resolution of Pending Claims as of the relevant dates described in clause (i) of this 8.4(c); and

               (iii) with respect to representations and warranties contained in Section 4.6 (capital stock of Buyer), there shall be no limitation.

          (d) with respect to Damages arising from the actions or omissions of the Members on or prior to the Closing Date, the Members shall have no right to claim indemnification from the Company after the Closing Date, except to the extent such Damages exceed the Indemnification Limit.

8.5  INDEMNIFICATION PROCEDURES.

     All Claims for indemnification under this Article 8 shall be asserted as follows:

          (a) In the event that any FTI Indemnified Party or P&M Indemnified Party (whether a P&M Indemnified Party or FTI Indemnified Party, an "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Article 8 (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined below) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder to the extent of any damages caused directly by any delay in such notification. In case an objection is made in writing in accordance with this Section 8.5(a), the Indemnified Party shall have thirty days to respond in a written statement to the objection. If after such thirty day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

          (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have thirty days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion, provided, that, unless the Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party and, provided further, that, in the event the settlement includes provision for non-monetary relief by an Indemnified Party, such settlement is reasonably satisfactory to such Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made and provided, further, however, that the Notice Period shall not be deemed to commence until such potential or contingent claim or demand becomes an actual or noncontingent claim or demand.

          (d) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.5 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent, but only to the extent, that failure to give such notice materially prejudices the Indemnifying Party.

           (e) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

           (f) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section 8.5(f) and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be.

8.6  SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS.

     All representations, warranties and covenants made by the Members and Buyer in or pursuant to this Agreement or in any Schedule or other agreement delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein or therein). The representations of the Members will survive the Closing and will remain in effect until, and will expire upon, the termination of the relevant indemnification obligation as provided in Section 8.2. The representations of Buyer will survive the Closing and will remain in effect until, and will expire upon the termination of the relevant indemnification obligation as provided in Section 8.4. The covenants of the parties will survive the Closing and expire in accordance with their respective terms.

8.7  ARBITRATION.

          (a) Disputes as to Claims under this Agreement ("Disputes") shall be resolved by binding arbitration which shall be administered by the American Arbitration Association ("AAA") in Wilmington, Delaware, and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time. The hearing locale shall be Wilmington, Delaware. A single, neutral Arbitrator shall be appointed by the AAA, within five (5) business days after a Dispute is submitted for arbitration under this Section 8.7, to preside over the arbitration and resolve the Dispute. The Arbitrator shall be selected from the AAA's Commercial Panel, and shall be qualified to practice law in at least one jurisdiction in the United States and have expertise in the interpretation of commercial contracts. The parties shall have five business days to object in writing to the appointment of the Arbitrator, the sole basis for such objection being an actual conflict of interest. The AAA, in its sole discretion, shall determine within five business days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest.

          (b) The Arbitrator's decision (the "Decision") shall be binding, and the prevailing party may enforce the Decision under the Agreement or in any court of competent jurisdiction.

          (c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely. The Arbitrator shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

          (d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a Claim, and shall have no authority to award punitive damages. The Arbitrator shall render a Decision within sixty days after being appointed to serve as Arbitrator, unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

8.8  SATISFACTION OF INDEMNIFICATION LIABILITIES.

     The parties shall promptly satisfy any indemnification liability which is not contested or is finally determined to be due in accordance with this
Article 8.

  9.  GENERAL.

9.1  SUCCESSORS AND ASSIGNS.

     This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer, and the heirs, personnel representatives and successors of the Members.

9.2  ENTIRE AGREEMENT.

     This Agreement (which includes the Schedules hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.

9.3  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

9.4  BROKERS AND AGENTS.

     Buyer and the Members (for themselves and on behalf of the Company) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement.

9.5  EXPENSES.

     Buyer has and will pay the fees, expenses and disbursements of Buyer and its agents, affiliates, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Members will cause the Company to pay the fees, expenses and disbursements of the Members, the Company, and their agents, affiliates, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement; provided, that, any such payments are made on or prior to the Closing Date from the Company's available funds and before calculating the Company's Working Capital for purposes of determining the Closing Payment. After the Closing, the Members shall be responsible for the payment of any fees, expenses or disbursements incurred by or on behalf of the Company on or before the Closing Date.

9.6  SPECIFIC PERFORMANCE; REMEDIES.

     Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition and confidentiality covenants referenced in Section 9.12. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties', covenants and agreements contained in this Agreement.

9.7  NOTICES.

     Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to Buyer to:

          FTI Consulting, Inc.
          2021 Research Drive
          Annapolis, MD 21401
          Attn: Jack B. Dunn, IV
          Telefax: 410-224-3552

     with a required copy to:

          Piper Marbury Rudnick & Wolfe LLP
          36 South Charles Street
          Baltimore, Maryland  21201
          Attn:  Richard C. Tilghman, Jr., Esq.
          Telefax:  410-576-1763

     If to the Members to:

          Michael Policano
          Robert Manzo
          Policano & Manzo, L.L.C.
          Park 80 West, Plaza 2
          Saddle Brook, New Jersey  07663
          Telefax:

          with a required copy to:

          Wolff & Samson, P.A.
          280 Corporate Center
          5 Becker Farm Road
          Roseland, New Jersey  07068
          Attn:  Martin L. Wiener, Esq.
          Telefax:  973-740-1407

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

9.8  GOVERNING LAW.

     This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without giving effect to conflicts of law principles.

9.9  SEVERABILITY.

     If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

9.10  ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS.

     Except as provided in Article 8, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

9.11  AMENDMENT; WAIVER.

     This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.12  COVENANTS REGARDING EMPLOYMENT AGREEMENTS.

     Each of the Members acknowledges that each provision of the Employment Agreements (including, without limitation, the noncompetition and confidentiality covenants contained therein) constitutes a material part of the purchase and sale transaction contemplated by this Agreement, and is supported by adequate consideration. Further, the Members hereby acknowledge that each of their efforts has been critical to the success of the Company's business to date, and their further efforts on behalf of the Company will be critical to the continued success of the business of the Company. The Members hereby acknowledge that they possess unique professional skills and knowledge and that their failure to perform under the Employment Agreements will result in substantial damage to FTI.

     [Signature page for the LLC Membership Interests Purchase Agreement.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                    FTI CONSULTING, INC.


                                    By:   /s/ STEWART KAHN
                                        -------------------------
                                        Name:  Stewart Kahn
                                        Title: President


                                    MEMBERS:


                                          /s/ MICHAEL POLICANO
                                        -------------------------
                                              Michael Policano


                                          /s/ ROBERT MANZO
                                        -------------------------
                                              Robert Manzo